SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at Ariba headquarters, located at 807 11th Avenue, Sunnyvale, California on April 15, 2005, at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. As discussed in the Proxy Statement, returning the proxy or voting instruction card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI
Director and Chief Executive Officer

Sunnyvale, California

February 25, 2005

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 15, 2005

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Ariba, Inc. (the “Company”) will be held at Ariba headquarters, located at 807 11th Avenue, Sunnyvale, California on April 15, 2005, at 8:00 a.m. for the following purposes:

1. To elect three (3) members of the Board of Directors to serve until the 2008 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on February 16, 2005, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 807 11th Avenue, Sunnyvale, California, 94089 during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

February 25, 2005

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 15, 2005

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ariba, Inc., a Delaware corporation (“Ariba” or the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ariba’s headquarters, located at 807 11th Avenue, Sunnyvale, California on April 15, 2005, at 8:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about February 25, 2005.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock (the “Common Stock”) is the only type of security entitled to vote at the Annual Meeting. On February 16, 2005, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 66,068,435 shares of Common Stock outstanding. Each stockholder of record on February 16, 2005 is entitled to one vote for each share of Common Stock held by such stockholder on February 16, 2005. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal No. 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.    Ratification of the appointment of KPMG LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2005 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, EquiServe, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you, together with a voting instruction card, by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominees for election to the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may also revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on February 16, 2005 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to February 16, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized eight directors. The class of directors standing for election at the Annual Meeting consists of three directors. The three directors will be elected at the Annual Meeting to serve until the 2008 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of December 31, 2004, their positions and offices held with Ariba and certain biographical information are set forth below. The Board of Directors has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer and David H. McCormick, Ariba’s President, are “independent directors” as described in the listing standards of The Nasdaq National Market (“Nasdaq”).

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The three (3) Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than three (3) individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Robert M. Calderoni	45	2008	Director, Chief Executive Officer
Robert D. Johnson	57	2008	Director
Robert E. Knowling, Jr.	49	2008	Director

Robert M. Calderoni, age 45, has served as Chairman of the Board of Directors since July 2003 and as the Company’s Chief Executive Officer and a director since October 2001. From October 2001 to July 2004, Mr. Calderoni also served as the Company’s President. From October 2001 to December 2001, Mr. Calderoni also served as the Company’s Interim Chief Financial Officer. From January 2001 to October 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. Mr. Calderoni was also an employee of the Company from November 2000 to January 2001. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. In addition to serving as a director of the Company, he is also a member of the board of directors of Juniper Networks, Inc., a provider of network infrastructure systems. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert D. Johnson, age 57, has served as a director of the Company since January 2005. Since January 2005, Mr. Johnson has been Chairman, Aerospace of Honeywell Aerospace, a division of Honeywell Inc., a supplier of aircraft engines, equipment, systems and services. From December 2000 to January 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. From December 1999 to December 2000, he was President and Chief Executive Officer of Allied Signal Aerospace, a division of Allied Signal Inc., a supplier of aircraft engines, equipment, systems and services. From August 1997 until December 1999, he was President and Chief Executive Officer of Electronic and Avionics Systems, Allied Signal Aerospace. In addition to serving as a director of the Company, Mr. Johnson is also a member of the board of directors of Phelps Dodge Corporation, a producer of copper, operating mining and manufacturing facilities. Mr. Johnson holds a Bachelor of Arts degree in economics and mathematics from Miami University (Ohio).

Robert E. Knowling, Jr., age 49, has served as a director of the Company since July 2000. Since January 2003, Mr. Knowling has served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From February 2001 to January 2003, Mr. Knowling served as Chairman and Chief Executive Officer of Internet Access Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from July 1998 to October 2000. He also served as Chairman of the Board of Directors of Covad from September 1999 to October 2000. In August 2001, Covad filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In addition to serving as a director of the Company, he is also a member of the boards of directors of Hewlett-Packard Company, a global technology company, and Heidrick & Struggles International, an executive search firm. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Set forth below is information regarding each of the continuing directors of Ariba, including his age as of December 31, 2004, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2006

Richard A. Kashnow, age 63, has served as a director of the Company since April 2003. Since February 2003, Mr. Kashnow has been self-employed as a consultant. From August 1999 until January 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing services company. In addition to serving as a director of the Company, he is also a member of the board of directors of ParkerVision, Inc., ActivCard Corp. and Komag, Incorporated. Mr. Kashnow holds a Bachelor of Science degree in physics from Worcester Polytechnic Institute, and a Ph.D. in solid state physics from Tufts University.

David H. McCormick, age 39, has served as President and as a director of the Company since July 2004. Mr. McCormick served as President of FreeMarkets from October 2002 to July 2004 and Chief Executive Officer and a director of FreeMarkets from January 2003 to July 2004. Before becoming President, Mr. McCormick served as an Executive Vice President of FreeMarkets since May 2001, as FreeMarkets’ Senior Vice President and General Manager of Core Business Markets since June 2000 and as FreeMarkets’ Vice President and General Manager of Core Business Markets since December 1999. Mr. McCormick holds a B.S. in Mechanical Engineering from the United States Military Academy and a Ph.D. in Public and International Affairs from Princeton University.

Continuing Directors—Term Ending in 2007

Thomas F. Monahan, age 55, has served as a director of the Company since July 2003. In August 2003, after six years as Dean of the College of Commerce and Finance at Villanova University, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University.

Karl E. Newkirk, age 63, has served as a director of the Company since July 2004. Mr. Newkirk served as a director of FreeMarkets from August 2003 to July 2004. From June 1963 to December 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 until July 2001, when Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. In addition to serving as a director of the Company, he is also a member of the board of directors of I-Many, Inc. and SeeBeyond Technology Corporation. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University.

Richard F. Wallman, age 54, has served as a director of the Company since October 2002. From March 1995 until July 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and Allied Signal, Inc. (prior to its merger with Honeywell). In addition to serving as a director of the Company, he is also a member of the boards of directors of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc. Mr. Wallman holds a Bachelor of Science degree in electrical engineering from Vanderbilt University and a Master of Business Administration from the University of Chicago Graduate School of Business.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2004, the Board of Directors held fourteen meetings and did not act by written consent in lieu of a meeting on any occasion. For the fiscal year, each of the current directors during the term of his tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. All of Ariba’s directors are encouraged to attend Ariba’s annual meeting of stockholders. All of Ariba’s directors were in attendance at Ariba’s 2004 Annual Meeting.

During the fiscal year ended September 30, 2004, the Board of Directors had an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Stock Option Committee. In January 2005, the Board of Directors replaced the Stock Option Committee with the Equity Incentive Committee.

Audit Committee.    During the fiscal year ended September 30, 2004, the Audit Committee of the Board of Directors (the “Audit Committee”) held ten meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the independent auditors’ service and annual audit fees to be paid to the Company’s independent auditors, the performance of the Company’s independent auditors and the accounting practices of the Company. The chair of the Audit Committee is Mr. Monahan, and the other members of the Audit Committee are Messrs. Kashnow and Knowling. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Monahan is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm.

Corporate Governance and Nominating Committee.    During the fiscal year ended September 30, 2004, the Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”) held one meeting and did not act by written consent in lieu of a meeting on any occasion. During the fiscal year ended September 30, 2004, the Nominating Committee of the Board of Directors (the “Nominating Committee”) held two meetings and did not act by written consent in lieu of a meeting on any occasion. In July 2004, the Board of Directors replaced the Corporate Governance Committee and the Nominating Committee with the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”). The Corporate Governance and Nominating Committee (i) reviews and considers developments in corporate governance practices and recommends to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company, (ii) makes recommendations to the Board of Directors regarding candidates for membership on the Board of Directors and regarding the size and composition of the Board of Directors, and (iii) establishes procedures for the nomination process. The chair of the Corporate Governance and Nominating Committee is Mr. Wallman, and the other members of the Corporate Governance and Nominating Committee are Messrs. Knowling and Newkirk. A copy of the Corporate Governance and Nominating Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm.

Stockholders may propose director candidates for consideration by the Corporate Governance and Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at the address of our principal executive offices set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) furnish the Company with the information required by the Company’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to elect such nominee, and (iii) give timely notice to the Secretary of the Company in accordance with the Company’s bylaws, which require that the notice be received by the Secretary of the Company within the time periods described below for stockholder proposals not intended to be included in the Company’s proxy statement and proxy. See “Stockholder Proposals for 2006 Annual Meeting.”

Compensation Committee.    During the fiscal year ended September 30, 2004, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held ten meetings and acted by written consent in lieu of a meeting on one occasion. The Compensation Committee administers the Company’s stock plans, reviews the performance of the executive officers of the Company, establishes compensation programs for the officers and reviews the compensation programs for other key employees, including salary and cash bonus levels and option and restricted stock grants under the Company’s stock plans. The chair of the Compensation Committee is Mr. Kashnow, and the other members of the Compensation Committee are Messrs. Newkirk and Wallman. A copy of the Compensation Committee’s charter is publicly available on the Company’s website at http://www.ariba.com/company/investor_governance.cfm

Stock Option Committee.    During the fiscal year ended September 30, 2004, the Stock Option Committee of the Board of Directors (the “Stock Option Committee”) held no meetings and acted by written consent in lieu of a meeting on thirty-two occasions. The Stock Option Committee administers the Company’s stock plans with respect to persons other than directors and officers of the Company, and with respect to options to purchase not more than 50,000 shares per calendar quarter. Options to purchase more than 50,000 shares must be approved by the Compensation Committee. The sole member of the Stock Option Committee is Mr. Calderoni.

Equity Incentive Committee.    In January 2005, the Board of Directors replaced the Stock Option Committee with the Equity Incentive Committee of the Board of Directors (the “Equity Incentive Committee”). The Equity Incentive Committee administers the Company’s equity incentive plans with respect to persons other than directors and executive officers of the Company. With respect to each calendar quarter, its authority is limited to grants of not more than 50,000 options per person and not more than 25,000 restricted shares per person. Grants in excess of these limits must be approved by the Compensation Committee. The sole member of the Equity Incentive Committee is Mr. Calderoni.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to the Company’s Board of Directors or a specified individual director may do so by sending them to Ariba at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel. The Company’s general counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Director Compensation

Members of the Company’s Board of Directors receive a retainer of $50,000 per year, paid in quarterly installments. In addition, the chair of each committee of the Board of Directors receives an annual retainer of $3,500, also paid in quarterly installments. Directors are entitled to a fee of $2,500 for each meeting of the Board of Directors that they attend and a fee of $1,000 for each meeting of a committee of the Board of Directors that they attend. Directors may elect to convert from 50% to 100% of their cash compensation into shares of the Company’s Common Stock or options to purchase such shares. The shares or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of the Company’s stock on the last trading day in the quarter and into options based on the option valuation method used by the Company in preparing the notes to its consolidated financial statements. The options have an exercise price equal to 100% of the closing price of the Company’s stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Non-employee directors receive automatic option grants under the 1999 Directors’ Stock Option Plan. Directors are also eligible to receive options and be issued shares of Common Stock under the 1999 Equity Incentive Plan. The Board of Directors has determined that each new non-employee director will receive an option to purchase 25,000 shares of Common Stock when he or she joins the Board of Directors, provided that the director has never been employed by the Company. In addition, at each annual meeting, each individual who will continue serving as a non-employee director will receive an additional option to purchase 25,000 shares of Common Stock (whether or not the director has been employed by the Company). However, a director will not receive an annual grant in the same calendar year in which he or she received the initial grant. The exercise price per share for each option grant will be equal to the fair market value per share on the date of grant. Each initial grant will become exercisable for one-third of the shares after the director completes each of his or her first three years of service on the Board of Directors. The initial grants become exercisable for all shares if the Company is subject to a change in control. Each annual option grant is fully exercisable upon the date of grant. The initial and annual option grants each consist of a combination of automatic grants under the 1999 Directors’ Stock Option Plan and discretionary grants under the 1999 Equity Incentive Plan, and the size of the discretionary grants is subject to change each year after review by the Compensation Committee. On June 28, 2004 each of Messrs. Kashnow, Knowling, Monahan and Wallman was granted an option to purchase 22,500 shares of Common Stock under the 1999 Equity Incentive Plan and an option to purchase 2,500 shares of Common Stock under the 1999 Directors’ Stock Option Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The Company is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005. The affirmative vote of the holders of a majority of shares present in person, or represented by proxy, and voting at the Annual Meeting will be required to ratify the appointment of KPMG LLP. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders.

KPMG LLP has audited the Company’s financial statements since 1997. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2003 and 2004, and fees billed for other services rendered by KPMG LLP.

	2003	2004
Audit fees	$598,730	$1,308,378
Restatement fees(1)	314,990	—

Total audit fees	913,720	1,308,378
Audit related fees(2)	219,208	370,500

Audit and audit related fees	1,132,928	1,678,878
Tax fees(3)	666,207	546,392
All other fees(4)	13,582	—

Total fees	$1,812,717	$2,225,270

(1)	Restatement fees consisted of services provided in connection with the restatement of the Company’s consolidated financial statements, as described in Part I, Item 1 of the Company’s Amendment No. 3 to Form 10-K/A filed May 13, 2004. Restatement fees for 2003 are for services performed subsequent to May 13, 2003.

(2)	Audit related fees consisted of Webtrust certification and due diligence services.

(3)	Tax fees consisted of fees for tax consultation and tax compliance services.

(4)	All other fees principally consisted of fees for international office registration services.

The non-audit services provided by KPMG are permissible non-audit services within the meaning of Section 10A(g) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”).

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to

Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of December 31, 2004, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table above and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of December 31, 2004(1)
Beneficial Owner*	Number of Shares	Percentage of Class
Robert M. Calderoni(2)	2,133,065	3.2%
Richard A. Kashnow(3)	29,167	**
Robert E. Knowling, Jr.(4)	43,331	**
David H. McCormick(5)	551,887	**
Thomas F. Monahan(6)	29,167	**
Karl E. Newkirk(7)	27,258	**
Richard F. Wallman(8)	35,967	**
Kevin S. Costello(9)	558,194	**
James W. Frankola(10)	440,496	**
All current directors and executive officers as a group (9 people)(11)	3,848,399	5.6%

*	These beneficial owners can be reached at Ariba, Inc., 807 11th Avenue, Sunnyvale, California 94089.

**	Less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of December 31, 2004 for the purpose of computing the percentage ownership of the person holding those options, but not for the purpose of computing the percentage ownership of any other person. Based on 65,540,586 shares of Common Stock outstanding as of December 31, 2004.

(2)	Includes options exercisable for 1,583,332 shares of Common Stock within 60 days of December 31, 2004 and 521,832 shares subject to forfeiture as of December 31, 2004.

(3)	Includes options exercisable for 29,167 shares of Common Stock within 60 days of December 31, 2004.

(4)	Includes options exercisable for 43,331 shares of Common Stock within 60 days of December 31, 2004.

(5)	Includes options exercisable for 320,962 shares of Common Stock within 60 days of December 31, 2004 and 83,333 shares subject to forfeiture as of December 31, 2004.

(6)	Includes options exercisable for 29,167 shares of Common Stock within 60 days of December 31, 2004.

(7)	Includes options exercisable for 27,258 shares of Common Stock within 60 days of December 31, 2004.

(8)	Includes 133 shares owned by Amy and Richard Wallman and options exercisable for 35,834 shares of Common Stock within 60 days of December 31, 2004.

(9)	Includes options exercisable for 273,438 shares of Common Stock within 60 days of December 31, 2004 and 259,721 shares subject to forfeiture as of December 31, 2004.

(10)	Includes options exercisable for 244,041 shares of Common Stock within 60 days of December 31, 2004 and 184,720 shares subject to forfeiture as of December 31, 2004.

(11)	Includes options exercisable for an aggregate of 2,586,530 shares of Common Stock within 60 days of December 31, 2004, and 1,049,606 shares subject to forfeiture as of December 31, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2004 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2004, the Company believes that, except for the inadvertent late filing of a Form 3 in connection with David H. McCormick’s becoming a director and executive officer of the Company upon the closing of the Company’s merger with FreeMarkets, Inc., all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board or greater than 10% stockholders during such fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following Summary Compensation Table sets forth the compensation earned by the Company’s Chief Executive Officer and the three other executive officers who were serving as such as of September 30, 2004 (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)		Other Annual Compensation($)		Restricted Stock Awards($)(2)		Securities Underlying Options(#)(3)	All Other Compen- sation($)
Robert M. Calderoni Director and Chief Executive Officer	2004 2003 2002	600,000 600,000 594,318	1,376,400 1,488,452 1,567,831	(4) (8) (9)	965,425 1,171,395 1,225,000	(5) (5) (5)	3,000,024 0 0	(6)	0 0 1,166,667	413 300 300	(7) (7) (7)

David H. McCormick(10) Director and President	2004	154,167	70,000		0		921,663	(11)	500,000	315	(7)

Kevin S. Costello(12) Executive Vice President and Chief Commercial Officer	2004 2003 2002	450,000 450,000 164,063	532,002 706,867 150,000	(13) (15)	15,000 15,000 0	(14) (14)	855,000 0 386,250	(6) (16)	208,333 83,333 250,000	300 300 88	(7) (7) (7)

James W. Frankola Executive Vice President and Chief Financial Officer	2004 2003 2002	450,000 450,000 431,250	615,295 1,300,479 150,000	(17) (18)	0 5,021 0	(19)	855,000 0 0	(6)	25,000 41,667 250,000	293 270 236	(7) (7) (7)

(1)	Salary includes amounts deferred under the Company’s 401(k) Plan.

(2)	The Company does not plan to pay dividends on its common stock, but the restricted shares shown in this column are eligible to receive dividends to the same extent as other shares of common stock. Restricted stock numbers for 2002, 2003 and 2004 reflect the 1-for-6 reverse split of the Company’s Common Stock effected on July 1, 2004.

(3)	Option numbers for 2002, 2003 and 2004 reflect the 1-for-6 reverse split of the Company’s Common Stock effected on July 1, 2004.

(4)	Includes a bonus of $275,000 and $1,101,400 of third-party loan forgiveness. See “Employment Contracts, Termination of Employment and Change in Control Agreements.”

(5)	The amounts shown represent Company tax reimbursement payments. The Company has entered into an agreement with Mr. Calderoni under which he is entitled to receive annual cash payments from the Company during fiscal years 2002 through 2005. The amount of each payment will be calculated to compensate Mr. Calderoni for the income taxes that he will incur as the result of the loan forgiveness described in footnotes (4), (8) and (9).

(6)	Mr. Calderoni was granted 146,200 shares of restricted stock and Messrs. Costello and Mr. Frankola were each granted 41,666 shares of restricted stock on January 23, 2004. Pursuant to the terms of their restricted stock agreements, (A) 50% of the shares vest in three equal installments on the first permissible trading day after January 23, 2005, January 23, 2006 and January 23, 2007, respectively, provided that service of such person as an employee, consultant or director of the Company has been continuous until that day, and (B) 50% of such shares shall vest on the first permissible trading day after the earlier of (i) January 23, 2009 or (ii) such date as the Company achieves certain milestones.

(7)	Represents amounts paid by the Company on behalf of the Named Officer for group term life insurance.

(8)	Includes a bonus of $335,000, $1,352 for President’s Club achievement, and $1,152,100 of third-party loan forgiveness. See “Employment Contracts, Termination of Employment and Change in Control Agreements.”

(9)	Includes a bonus of $400,000, $4,480 for President’s Club achievement, and $1,163,351 of third-party loan forgiveness.

(10)	Mr. McCormick joined the Company and was appointed President on July 1, 2004 upon the closing of the Company’s merger with FreeMarkets, Inc.

(11)	Mr. McCormick was granted 83,333 shares of restricted stock on July 1, 2004. Pursuant to the terms of his restricted stock agreement, 50% of the shares vest on July 1, 2005 and the remaining 50% vest on July 1, 2006, subject to Mr. McCormick’s continued employment with the Company.

(12)	Mr. Costello joined the Company and was appointed Executive Vice President on May 21, 2002.

(13)	Includes a bonus of $184,979, $808 for President’s Club achievement, and $346,215 of loan forgiveness.

(14)	Represents reimbursement of tax preparation expenses.

(15)	Includes a bonus of $223,780 and $483,087 of loan forgiveness.

(16)	Mr. Costello was granted 20,833 shares of restricted stock on May 21, 2002. Pursuant to the terms of his restricted stock agreement, these shares would vest in their entirety on May 21, 2007 subject to Mr. Costello’s continued employment with the Company. In addition, 50% of the shares were subject to earlier vesting upon Mr. Costello’s achievement of certain milestones established by the Company’s Chief Executive Officer, and the remaining 50% were subject to earlier vesting upon the achievement of certain revenue-based objectives by Mr. Costello’s business unit. These shares have fully vested.

(17)	Includes a bonus of $105,000 and $510,295 of loan forgiveness.

(18)	Includes a bonus of $275,625 and $1,024,854 of loan forgiveness.

(19)	Represents reimbursement of taxes due in connection with a relocation benefit.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended September 30, 2004. No stock appreciation rights were granted during such year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in 2004(%)(1)	Exercise Price Per Share ($/Sh.)	Expiration Date
Name					5%$	10%$
Robert M. Calderoni	0	0	N/A	N/A	N/A	N/A
Kevin S. Costello	208,333	7.9	20.52	1/22/14	2,688,520	6,813,238
James W. Frankola	25,000	0.9	20.52	1/22/14	322,623	817,590
David H. McCormick	500,000	18.9	11.06	6/30/14	3,477,787	8,813,396

(1)	Based on an aggregate of 2,650,712 options granted in the fiscal year.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Terms of Options.    The exercise price for each option may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The Board of Directors or the Compensation Committee has the

discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event that the optionee’s service with the Company terminates.

Vesting of Options.    The options granted to Messrs. Costello and Frankola vest in equal monthly increments over the 48 months of continuous service following January 23, 2004. The option granted to Mr. McCormick vests in equal monthly increments over the 48 months of continuous service following July 1, 2004. Under each of the options, the option shares may vest on an accelerated basis after an acquisition of the Company by merger or asset sale. See “Employment Contracts, Termination of Employment and Change in Control Arrangements” below.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2004 and option holdings as of September 30, 2004 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

	Shares Acquired on Exercise(#)	Value Realized (Market Price at Exercise Less Exercise Price)($)	Number of Securities Underlying Unexercised Options at September 30, 2004(#)		Value of Unexercised In-the-Money Options at September 30, 2004($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert M. Calderoni	0	0	1,527,777	55,555	0	0
Kevin S. Costello	0	0	217,015	324,650	0	0
James W. Frankola	0	0	209,608	107,057	0	0
David H. McCormick	0	0	319,585	797,543	122,663	204,437

(1)	Based on the fair market value per share of the Company’s Common Stock at September 30, 2004 ($9.34) less the exercise price payable for such shares.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Compensation Committee, as administrator of the Company’s stock option plans, may provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or director of the Company in connection with certain changes in control of the Company. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event.

Robert M. Calderoni

The Company entered into an agreement with Robert M. Calderoni, its Chairman of the Board of Directors and Chief Executive Officer, under which he is entitled to receive annual cash tax reimbursement payments from the Company during the years 2001 through 2004. The amount of each payment is calculated to compensate Mr. Calderoni for income taxes that he incurs as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, the former Chairman of the Board of Directors and co-founder of the Company. Both the agreement to make such annual cash payments to Mr. Calderoni and the creation of the forgiveable indebtedness were negotiated in connection with Mr. Calderoni’s hiring by and continued employment with the Company. The initial aggregate principal amount of such indebtedness was $4,000,000. Through September 30, 2004, an aggregate of $3,416,851 of principal and accrued interest had been forgiven. In addition, the Company has made an aggregate of $3,361,820 in tax reimbursement payments intended to reimburse Mr. Calderoni for income taxes that he incurs as a result of the forgiveness of such indebtedness through September 30, 2004 and such tax reimbursement payments. For the year ended September 30, 2004, the loan forgiveness amount was

$1,101,400 and the tax reimbursement payment amounted to $965,425. The remaining $1,000,000 of principal was forgiven, along with accrued interest, on November 21, 2004. The remaining payment from the Company to compensate Mr. Calderoni for income taxes incurred as a result of the forgiveness of the remaining indebtedness is expected to be slightly less than the prior year’s tax reimbursement payment.

The Company also entered into a severance agreement with Mr. Calderoni. If the Company terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 18 months, for 18 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 18-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the chief executive officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date.

The 18-month continuation of cash compensation and continued option vesting are contingent on Mr. Calderoni’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Calderoni is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Calderoni from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Calderoni is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The severance agreement also provides that the Company will reimburse Mr. Calderoni, on a tax-adjusted basis, for the excise tax on excess parachute payments. The Internal Revenue Code imposes a 20% excise tax on “excess parachute payments.” Parachute payments include all compensation that is contingent on a change in control of the Company, including severance benefits and accelerated vesting of options and restricted stock. However, the excise tax applies only if the aggregate amount of all parachute payments equals or exceeds 300% of the executive’s average annual compensation from the Company for the last five completed calendar years (or, if less, for all completed calendar years in the executive’s period of employment). If the excise tax applies, then parachute payments become subject to the tax to the extent that they exceed 100% of the executive’s average annual compensation from the Company for the same period.

James W. Frankola

The Company entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, that provided for an unsecured loan from the Company to Mr. Frankola in the amount of $1,500,000. The agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with the Company as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as the Company’s Chief Financial Officer. The largest aggregate amount of the loan outstanding during fiscal year 2004 was $542,457. As of September 30, 2004, $41,729 remained outstanding. Mr. Frankola’s service as the Company’s Chief Financial Officer commenced on December 3, 2001. Accordingly, the entire principal amount and accrued interest was forgiven on December 3, 2004.

The Company also entered into a severance agreement with Mr. Frankola. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he serve in any position other than Chief Financial Officer or Chief Executive Officer, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the Chief Financial Officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 200% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 24-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Frankola, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Frankola’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Frankola is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Frankola from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Frankola is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

Kevin S. Costello

The Company entered into an agreement with Kevin S. Costello, its Executive Vice President, Ariba Solutions Delivery, in April 2002 that provides for two unsecured loans from the Company to Mr. Costello, the first in the amount of $600,000 at an annual interest rate of 3.21% and the second in the amount of $400,000 at an annual interest rate of 3.18%. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with the Company terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if the Company is subject to a change in control or if Mr. Costello resigns from the Company within 12 months after (a) the Company, over his written objection, has required him to report to anyone other than the Company’s Chief Executive Officer, (b) the Company has reduced his base salary below his starting salary, or (c) the Company, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one -third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with the Company, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with the Company. The largest aggregate amounts of the loans outstanding during fiscal year 2004 were $333,779 and $211,486 respectively. As of September 30, 2004, $134,938 and $89,949 remained outstanding, respectively. Mr. Costello’s service with the Company commenced on May 21, 2002. Accordingly, the entire principal amount and accrued interest will have been forgiven on May 21, 2005, assuming Mr. Costello continues in service through that date.

The Company also entered into a severance agreement with Mr. Costello. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares and for an opportunity to exercise his options during the 12-month period starting on his termination date.

However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares and for an opportunity to exercise his options during the 30-month period starting on his termination date. The agreement also provides that the Company will reimburse Mr. Costello, on a tax-adjusted basis, for the excise tax on excess parachute payments, but only to the extent that the excise tax is attributable to the cash severance payment.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Costello’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Costello is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Costello from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Costello is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

David H. McCormick

The Company entered into an employment agreement with David H. McCormick, its President and a member of its Board of Directors. Under the agreement, Mr. McCormick is entitled to an annual salary of at least $500,000. In addition, he is eligible to be considered for bonuses, with an annual bonus target of $300,000. If the Company relocates Mr. McCormick to Northern California (with his consent), it will reimburse him for his relocation expenses. If he does not relocate, the Company will reimburse him for the cost of maintaining an apartment in Northern California. In either case, the Company will also make him whole, on a tax-adjusted basis, for any taxes associated with the reimbursement of non-deductible expenses.

If the Company terminates Mr. McCormick’s employment without cause on or before December 31, 2005, he will become entitled to the separation benefits described in the FreeMarkets, Inc. Change of Control Separation Plan. These separation benefits consist of (a) a lump sum cash payment equal to 300% of his annual salary at the rate in effect on his termination date plus 300% of the average of his annual bonuses for 2001, 2002 and 2003, (b) a portion of the average of his annual bonuses for 2001, 2002 and 2003, prorated to reflect the number of days that he worked in the year of his termination, (c) continued employer-paid medical and dental coverage for himself and his dependents for three years following his termination and (d) full vesting of all stock options granted to him by FreeMarkets. In addition, Mr. McCormick would become fully vested in the restricted shares and stock options that he received from the Company, as described above. If Mr. McCormick resigns for good reason on or before December 31, 2005, he will become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated without cause, as described above. For this purpose, “good reason” means that (a) he is demoted from the position of President, or his job responsibilities are otherwise diminished, without his consent and he resigns within 90 days after receiving notice of the demotion or diminution, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent (excluding an initial relocation to Northern California). If Mr. McCormick resigns because he does not become the Chief Executive Officer of the Company, he will also become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated without cause on or before December 31, 2005, as described above. This provision of the Employment Agreement applies only if Mr. McCormick does not become the Chief Executive Officer of the Company on or before December 31, 2005, and delivers his notice of resignation to the Company within 90 days after the earlier of (a) December 31, 2005, or (b) the date when the Board of Directors makes a final determination that Mr. McCormick will not become

Chief Executive Officer (including the election of another individual as Mr. Calderoni’s successor). If Mr. McCormick resigns for any reason not described above on or before December 31, 2005, he will become entitled to the separation benefits provided by the FreeMarkets, Inc. Change of Control Separation Plan, as described above, except that the cash payment would be based on his annual salary at the rate in effect on December 31, 2003, rather than on his termination date. The restricted shares and stock options that Mr. McCormick received from the Company would not vest on an accelerated basis.

If the Company terminates Mr. McCormick’s employment for reasons other than cause or permanent disability after December 31, 2005, he will become entitled to severance payments for 18 months following his termination date. The severance payments would be made at a rate equal to (a) his base salary at the level in effect on his termination date plus (b) his target bonus for the fiscal year in which his employment terminates. In addition, the vested portion of any restricted shares that Mr. McCormick holds on his termination date would be determined by adding 18 months to the actual length of his service, and any stock options that he holds on his termination date would continue vesting during the 18-month period following his termination date. Finally, any stock options that he holds on his termination date would remain exercisable for 18 months after his termination date and for at least three months after they become exercisable (but in no event beyond their 10-year term). However, Mr. McCormick would not be entitled to receive the severance payments and other benefits described in this paragraph unless he is prepared to sign a reciprocal release of claims (other than claims to indemnification) and complies with certain restrictive covenants. If Mr. McCormick resigns for good reason after December 31, 2005, he will become entitled to the same separation benefits and acceleration of equity that he would receive if he is terminated for reasons other than cause or permanent disability after December 31, 2005, as described above. For this purpose, “good reason” means that (a) he is demoted without his consent and resigns within 90 days after receiving notice of the demotion, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent (excluding an initial relocation to Northern California).

If, within 12 months after the Company is subject to a change in control, Mr. McCormick is discharged for a reason other than cause or permanent disability or he resigns for good reason, he will be entitled to a lump sum cash payment equal to 250% of his annual salary at the rate in effect on his termination date plus 250% of his target bonus for the year in which his employment terminates. In addition, Mr. McCormick would become fully vested in all restricted shares and stock options that he holds on his termination date, and any stock options that he holds on his termination date would remain exercisable for 30 months after his termination date (but in no event beyond their 10-year term). Finally, Mr. McCormick would be reimbursed, on a tax-adjusted basis, for the 20% excise tax on excess parachute payments. For this purpose, “good reason” means that (a) the Company’s successor, without Mr. McCormick’s consent, fails to appoint him as President (if he served as President of the Company before the change in control) or as Chief Executive Officer (if he served in that position before the change in control) of a publicly held corporation, (b) his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) is reduced without his consent or (c) his place of employment is relocated by more than 50 miles without his consent (excluding an initial relocation to Northern California). If the Company is subject to a change in control and Mr. McCormick becomes entitled to the separation benefits described in any of the preceding paragraphs as well as the benefits described in this paragraph, then he may choose which provision of his Employment Agreement will apply.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has the authority to establish the level of base salary payable to the Chief Executive Officer (the “CEO”) and the other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the bonus program to be in effect for the CEO and the other executive officers. The Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking the Company’s performance and executive pay. Additionally, the Committee or the Board is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

The executive officers of the Company consist of individuals who were executive officers of the Company at the beginning of fiscal 2004 and individuals who were executive officers of FreeMarkets (the “former FreeMarkets executive officers”) and became executive officers of the Company at the closing of its merger with FreeMarkets on July 1, 2004 (the “FreeMarkets merger”). The compensation of the former FreeMarkets executive officers was established by the Company in connection with negotiating the terms and conditions of the FreeMarkets merger.

For the fiscal year ended September 30, 2004, the process utilized by the Committee in determining compensation levels for executive officers (other than former FreeMarkets executive officers) was based on market data and the subjective judgment of the Committee. Additionally, the recommendations of the CEO were considered with respect to the compensation of the Company’s executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy.    The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain, and motivate qualified executives who are able to contribute to the long-term success of the Company. The following specific strategies are generally utilized to guide the Company’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•	Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

•	Compensate Competitively. The Company should compare its compensation programs to those of other companies in similar industries and establish compensation programs that are substantially at market allowing the Company to attract and retain the executive talent it needs. The Committee has obtained compensation surveys that include companies in the Company’s industry and related industries. These companies may overlap with, but are not the same as, the companies included in the stock indices reflected in the Stock Performance Graph on page 17 of this annual report. The Committee considered a number of factors in assessing compensation levels of comparative companies, including their size and performance. In assessing relative performance, the Committee recognized that many enterprise application software companies were adversely affected by industry-wide conditions that did not affect other companies in the surveys and sought to assess the performance of the Company’s management in addressing and responding to these conditions.

During fiscal year 2004, the Company’s executive compensation program included these key elements:

•	Base Salary. The Committee establishes the base salaries of its executives based on competitive market practices. Additionally, each executive’s base pay is considered relative to his or her total compensation package, including cash incentives and equity-based incentives. During fiscal year 2004, none of the Company’s executive officers received a base salary increase, except for David H. McCormick, whose base salary was established in connection with negotiating the FreeMarkets merger.

•

Cash-Based Incentives.    During fiscal year 2004, five executive officers of the Company participated in a cash incentive program under which payment was made quarterly based upon the Company’s revenue and operating profit. Under this program, 50% of the target bonus was earned based on achieving the revenue target and 50% of the target bonus was earned based on achieving the operating profit target, subject to the discretion of the Compensation Committee to adjust the final quarterly bonus payment based on individual or company-wide performance. In addition, two executive officers of the Company participated in a cash incentive program under which payment was made quarterly based upon the Company’s software bookings, services bookings and operating profit, subject to the discretion of the Compensation Committee to adjust the final quarterly bonus payment based on individual or company-wide performance. Executive officers participating in this program during all of fiscal 2004 received cash incentives that averaged 72% of their target incentives, with individual cash incentives that ranged from 60% to 107% of their target incentives. These cash incentives include final quarterly bonuses that were adjusted to reflect the impact of the FreeMarkets merger on the Company’s revenue, operating profit and bookings targets. Mr. McCormick, a former FreeMarkets executive, received a cash incentive equal to a prorated portion of his target incentive based on the length of his service at the Company.

•	Loan Forgiveness. Messrs. Costello and Frankola received a benefit of $346,215 and $510,295 respectively, reflecting partial forgiveness of loans and related accrued interest from the Company in connection with their employment by the Company. See “Certain Relationships and Related Transactions.”

•	Equity-Based Incentives. Stock options and restricted stock awards are designed to align the interests of each executive officer with those of the stockholders. Each year, the Committee considers the grant of stock options and restricted stock awards to executive officers. The Committee believes that such awards provide added incentive for executive officers to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. Options are granted with exercise prices equal to or greater than the fair market value of the stock at the time of grant and typically have three- to four-year vesting periods, contingent upon the executive officer’s continued employment with the Company. The number of stock option shares and restricted stock awards granted to individual executive officers is generally based on demonstrated performance, the amount and timing of prior option grants and restricted stock awards and the executive officers’ overall compensation and equity participation in the Company.

During fiscal 2004, two executive officers (other than the CEO) were granted stock options and restricted stock awards. Mr. Costello received an option to purchase 208,333 shares of Common Stock and a restricted stock award of 41,666 shares, and Mr. Frankola received an option to purchase 25,000 shares of Common Stock and a restricted stock award of 41,666 shares. One half of the restricted stock awards vests in three annual installments beginning in 2005, and the other half vests upon the earlier of (i) January 23, 2009 or (ii) the achievement of performance milestones established by the Compensation Committee. In assessing performance, the Committee considered Mr. Costello’s contribution to enhancing the Company’s solutions delivery service and Mr. Frankola’s contributions to finance and administration as well as each executive’s overall contribution to the Company.

After the closing of the FreeMarkets merger, former FreeMarkets officers received stock option grants and restricted stock awards that were established in connection with negotiating the FreeMarkets merger. Mr. McCormick received an option to purchase 500,000 shares of common stock and an award of 83,333 restricted shares of common stock.

CEO Compensation.    Mr. Calderoni received an annual base salary of $600,000. Mr. Calderoni’s base compensation was established at the time of his promotion to Chief Executive Officer in October 2001 and has not been changed since then. In addition, Mr. Calderoni received a benefit of $1,101,400 reflecting partial forgiveness of a loan and its accrued interest, from an entity controlled by Keith Krach, the former Chairman of the Board of Directors and co-founder of the Company. Furthermore, Mr. Calderoni received an additional tax reimbursement payment of $965,425, which was calculated to make him whole for the income taxes he incurred as the result of the forgiveness of the loan and such bonus. Mr. Calderoni’s partial forgiveness of the loan and related accrued interest occurred pursuant an agreement that he entered into in 2001 with the entity controlled by Mr. Krach pursuant to Mr. Calderoni’s hiring by and continued employment with the Company. The additional tax reimbursement payment he received from the Company relating to the loan forgiveness was made pursuant to an agreement that he entered into in 2001 with the Company pursuant to his hiring by and continued employment with the Company. See “Certain Relationships and Related Transactions.” Accordingly, because Mr. Calderoni’s loan forgiveness benefit and tax reimbursement payment were established by pre-existing agreements signed in 2001, they were not affected by the Company’s corporate performance in 2004.

Mr. Calderoni also received a discretionary cash incentive payment that was entirely dependent on the Company’s performance. The target cash incentive of $400,000 was established at the time of his promotion to Chief Executive Officer in October 2001 and has not been changed since then. The actual amount of Mr. Calderoni’s cash incentive payment for fiscal 2004 was $275,000, representing 69% of his target incentive, which was determined based on the same incentive plan that applied to the other executive officers of the Company, as described above. In particular, 50% of the target bonus was based on achieving a revenue target and 50% of the target bonus was based on achieving an operating profit target, subject to the discretion of the Compensation Committee to adjust the final quarterly bonus payment based on individual or company-wide performance. Like the other executive officers, this cash incentive includes a final quarterly bonus that was adjusted to reflect the impact of the FreeMarkets merger on the Company’s revenue, operating profit and bookings targets.

Mr. Calderoni also received a restricted stock award of 146,200 shares of Common stock. In determining the level of Mr. Calderoni’s equity incentive, the Company considered his demonstrated performance, his overall level of compensation and equity participation in the Company and the amount and timing of prior equity awards. One half of the restricted stock award vests in three annual installments beginning in 2005, and the other half vests upon the earlier of (i) January 23, 2009 or (ii) the achievement of performance milestones established by the Compensation Committee.

Limitation on Tax Deductions.    Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard A. Kashnow, Chair

Karl E. Newkirk

Richard F. Wallman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed in April 1999, and the members of the Compensation Committee are Messrs. Kashnow, Newkirk and Wallman. None of these individuals was at any time during fiscal year 2004, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s certificate of incorporation limits the liability of the Company’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its executive officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, the Company has advanced or indemnified certain directors and officers for fees and expenses incurred by them in connection with the internal review resulting in the restatement of its consolidated financial statements, related legal proceedings and other matters.

As previously reported, beginning January 27, 2003, following the Company’s announcement that it would restate its financial statements, several shareholder derivative actions were filed in the Superior Court of California for the County of Santa Clara against certain of the Company’s current and former officers and directors and against the Company as nominal defendant. These actions were filed by stockholders purporting to assert, on the Company’s behalf, claims for breach of fiduciary duties, aiding and abetting, violations of the California insider trading law, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and contribution and indemnification. Specifically, the claims are based on the Company’s acquisition activity and related accounting implemented by the defendants, the alleged understatement of compensation expenses as reflected in the Company’s then proposed restatement, the alleged insider trading by certain defendants, the existence of the restatement class action litigation, in which the Company is alleged to be liable to defrauded investors, and the allegedly excessive compensation paid by the Company to one of the Company’s officers, as reflected in the Company’s then proposed restatement. The complaints seek the payment by the defendants to the Company of damages allegedly suffered by the Company, as well as other relief.

The Company entered into an agreement with Robert M. Calderoni, its Chairman of the Board of Directors, President and Chief Executive Officer, under which he is entitled to receive annual cash tax reimbursement payments from the Company during the years 2001 through 2004. The amount of each payment is calculated to compensate Mr. Calderoni for income taxes that he incurs as the result of the forgiveness of certain indebtedness to an entity affiliated with Keith Krach, the former Chairman of the Board of Directors and co-founder of the Company. Both the agreement to make such annual cash payments to Mr. Calderoni and the creation of the forgiveable indebtedness were negotiated in connection with Mr. Calderoni’s hiring by and continued employment with the Company. The initial aggregate principal amount of such indebtedness was $4,000,000. Through September 30, 2004, an aggregate of $3,416,851 of principal and accrued interest had been forgiven. In addition, the Company has made an aggregate of $3,361,820 in tax reimbursement payments intended to reimburse Mr. Calderoni for income taxes that he incurs as a result of the forgiveness of such indebtedness through September 30, 2004 and such tax reimbursement payments. For the year ended September 30, 2004, the loan forgiveness amount was $1,101,400 and the tax reimbursement payment amounted to $965,425. The remaining $1,000,000 of principal was forgiven, along with accrued interest, on November 21, 2004. The remaining payment from the Company to compensate Mr. Calderoni for income taxes incurred as a result of the forgiveness of the remaining indebtedness is expected to be slightly less than the prior year’s tax reimbursement payment.

The Company entered into an agreement with James W. Frankola, its Executive Vice President and Chief Financial Officer, that provided for an unsecured loan from the Company to Mr. Frankola in the amount of $1,500,000. The agreement provides that one-third of the principal amount and all accrued interest will be forgiven upon Mr. Frankola’s completion of 12 months of continuous service with the Company as its Chief Financial Officer, and that the balance will be forgiven in equal monthly installments over the following 24 months of continuous service as the Company’s Chief Financial Officer. The largest aggregate amount of the loan outstanding during fiscal year 2004 was $542,457. As of September 30, 2004, $41,729 remained outstanding. Mr. Frankola’s service as the Company’s Chief Financial Officer commenced on December 3, 2001. Accordingly, the entire principal amount and accrued interest was forgiven on December 3, 2004.

The Company entered into an agreement with Kevin S. Costello, its Executive Vice President and Chief Commercial Officer, in April 2002 which provides for two unsecured loans from the Company to Mr. Costello, the first in the amount of $600,000 at an annual interest rate of 3.21% and the second in the amount of $400,000 at an annual interest rate of 3.18%. The principal amounts of the loans and accrued interest immediately become payable in full if Mr. Costello’s employment with the Company terminates. The agreement provides that the principal amounts and all accrued interest will be forgiven in full if the Company is subject to a change in control or if Mr. Costello resigns from the Company within 12 months after (a) the Company, over his written objection, has required him to report to anyone other than the Company’s Chief Executive Officer, (b) the Company has reduced his base salary below his starting salary, or (c) the Company, over his written objection, has required that he relocate his principal place of employment more than 50 miles from the location where he commenced his employment. Further, the agreement provides that one-third of the principal amounts and all accrued interest will be forgiven upon Mr. Costello’s completion of 12 months of continuous full-time service with the Company, and that the balances will be forgiven in equal monthly installments over the following 24 months of continuous full-time service with the Company. The largest aggregate amounts of the loans outstanding during fiscal year 2004 were $333,779 and $211,486 respectively. As of September 30, 2004, $134,938 and $89,949 remained outstanding, respectively. Mr. Costello’s service with the Company commenced on May 21, 2002. Accordingly, the entire principal amount and accrued interest will have been forgiven on May 21, 2005, assuming Mr. Costello continues in service through that date.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the charter is attached as Annex J to the Company’s joint proxy statement/prospectus for its 2004 Annual Meeting of Stockholders. Pursuant to the charter, the Audit Committee selects the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the

Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent auditors.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Stock Market.

Submitted by the Audit Committee of the Board of Directors:

Thomas F. Monahan, Chair
Richard A. Kashnow
Robert E. Knowling, Jr.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between September 30, 1999 and September 30, 2004, with the cumulative total return of (i) the Morgan Stanley High Tech Index (the “MSH Index”) and (ii) the Standard and Poor’s 500 Index (the “S&P Index”), over the same period. This graph assumes the investment of $100.00 on September 30, 1999 in the Common Stock, the MSH Index and the S&P Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from Bloomberg, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Note: S&P performance does not include reinvested dividends.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended or the Exchange Act that might incorporate this annual report or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004, INCLUDING THE FINANCIAL STATEMENTS CONTAINED THEREIN. REQUESTS SHOULD BE SENT TO ARIBA, INC., 807 11th AVENUE, SUNNYVALE, CALIFORNIA 94089, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2006 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than October 28, 2004. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not earlier than December 12, 2004 and not later than January 11, 2005. If the date of the next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

James W. Frankola
Executive Vice President and Chief Financial Officer

Sunnyvale, California

February 25, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

PROXY	ARIBA, INC.	PROXY
807 11th Avenue, Sunnyvale, CA 94089

This Proxy is Solicited on Behalf of the Board of Directors of Ariba, Inc.

for the Annual Meeting of Stockholders to be held April 15, 2005

The undersigned holder of Common Stock, par value $.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and James W. Frankola, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 15, 2005 at 8:00 a.m. local time, at the Company’s headquarters, located at 807 11th Avenue, Sunnyvale, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL NO. 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

ARIBA, INC.

☒	Please mark votes as in this example.

1.	To elect the following directors to serve for a term ending upon the 2008 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: Robert M. Calderoni, Robert D. Johnson and Robert E. Knowling

FOR    ☐         WITHHELD        ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW    ☐

2.	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending September 30, 2005.

FOR    ☐        WITHHELD        ☐        ABSTAIN    ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MARK HERE IF YOU DO NOT WANT TO RECEIVE FURTHER COMPANY REPORTS.    ☐

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature:	Date:

Signature:	Date: